Pacific Life & Annuity Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 748-6907]

READ YOUR CONTRACT CAREFULLY
This is a legal contract between you (the “Owner”) and Pacific Life & Annuity Company, a stock company (hereinafter referred to as “we”, “us”, “our” and the “Company”).
We agree to pay the benefits provided under this Contract, subject to its provisions.
We have issued this Contract in consideration of the application and payment of the Initial Purchase Payment.
BENEFITS AND VALUES PROVIDED UNDER THIS CONTRACT MAY BE ON A VARIABLE BASIS. AMOUNTS DIRECTED INTO ONE OR MORE OF THE VARIABLE INVESTMENT OPTIONS WILL REFLECT THE INVESTMENT EXPERIENCE OF THOSE INVESTMENT OPTIONS. THESE AMOUNTS MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO A DOLLAR AMOUNT. THE DETAILS OF THE VARIABLE PROVISIONS BEGIN ON PAGE 11.
Right to Cancel – You may return this Contract within ten (10) days after you receive it. To do so, mail it to us at our Service Center or to the agent who sold it to you (the “date of surrender”). No withdrawal charge will be imposed and we will refund the Contract Value as of the date of surrender, including any fees or charges for premium taxes and/or other taxes that were deducted from Purchase Payments and/or the Contract Value.
Signed for the Company at Newport Beach, California, to be effective as of the Contract Date.
PACIFIC LIFE & ANNUITY COMPANY

[

Chairman and Chief Executive Officer	Secretary ]
Pursuant to Section 3 of the federal Defense of Marriage Act (“DOMA”), same-sex marriages currently are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are currently NOT available to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract or certificate accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses remain entitled to such rights or benefits to the same extent as any annuity holder’s spouse.
INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
Investment Experience Reflected in Benefits
Variable Accumulation Before Annuity Date
Annuities Payable in Fixed Dollar Amounts
Death Benefit Proceeds Payable Before Annuity Date
Non-Participating
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CONTRACT SPECIFICATIONS

Contract Data

Contract Number:	[VA99999999]	Contract Date:	[01-01-2011]

Contract Type:	[Non-Qualified]	Initial Purchase Payment:	[$500,000]

Minimum Purchase Payment Amount:	[$50,000]	Maximum Purchase Payment Amount Without Home Office Approval:	[$1,000,000]

Owner(s):	[John Doe]
[Jane Doe]

Annuitant(s):	[John Doe] [Jane Doe]	Annuitant’s Age:	[35] [35]

Annuity Date:	[01-01-2071]	Annuitant’s Sex:	[Male] [Female]

Misstatement of Age and/or Sex Interest Rate:	[1.5%] per year	Annuitization Basis of Computations Interest Rate:	[1.50%]

Fees & Charges

M&E Risk Charge:	0.35%
Administrative Fee:	0.25%
[Optional Riders

		Maximum Annual
Name	Annual Charge %	Charge %

[Guaranteed Withdrawal Benefit IX Rider – Single Life	0.80%]	1.50%
[Guaranteed Withdrawal Benefit IX Rider – Joint Life	1.00%]	1.75%
For a complete description of the charges, fees and deductions shown above and other applicable fees and charges, refer to the Charges, Fees and Deductions section of the Contract or the Annual Charge provision of the Optional Rider(s) shown above, if applicable.]

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CONTRACT SPECIFICATIONS (continued)

Investment Options
[Fund 1]
[Fund 2]
[Fund 3]
Service Center

Send Forms and written requests to:	Send Payments to:
Pacific Life & Annuity Company [P.O. Box 2829 Omaha, Nebraska 68103-2829]	Pacific Life & Annuity Company [P.O. Box 2736 Omaha, Nebraska 68103-2736]
Hours: Between [6:00 am and 5:00 pm], Pacific Standard Time.
Toll-Free Number for Contract Owners: [1-800-722-4448]
Toll-Free Number for Registered Representatives: [1-800-722-2333]
Please use our toll-free number to present inquiries or obtain information about your coverage and for us to provide assistance in resolving complaints or you may call your state insurance department.

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DEFINITION OF TERMS
Account Value – The amount of the Contract Value allocated to any one of the Investment Options.
Age – The Owner’s or Annuitant’s age, as applicable, at his or her last birthday.
Annuitant – The person you name on whose life annuity payments may be determined. An Annuitant’s life may also be used to determine death benefits and to determine the Annuity Date. If you designate Joint Annuitants or a Contingent Annuitant, “Annuitant” means the sole surviving Annuitant, unless otherwise stated. If the Contract is owned by a Non-Natural Owner, you may not designate a Joint or Contingent Annuitant. Any named Annuitant, Joint Annuitant, or Contingent Annuitant must be under Age 91 as of the Contract Date. If the Contract is a Non-Qualified Contract, you cannot change the Annuitant or change or add a Joint Annuitant. If the Contract is a Qualified Contract, you may add a Joint Annuitant only on the Annuity Date.
Annuity Date (“Annuity Start Date”) – The date shown in the Contract Specifications, or the date you later elect, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force; or if earlier, the date that annuity payments actually begin.
Annuity Options – Income options available for a series of payments after the Annuity Date.
Beneficiary – The person you name who may receive any death benefit proceeds or any remaining annuity benefits in accordance with the provisions of this Contract.
Business Day – Any day on which the value of an amount invested in a Subaccount is required to be determined by applicable law which currently includes each day that both the New York Stock Exchange is open for trading and our administrative offices are open. If any transaction or event under this Contract is scheduled to occur on a day that does not exist in a given calendar period, or on a day that is not a Business Day, such transaction or event will be deemed to occur on the next following Business Day, unless otherwise stated.
Calendar Year – A one-year period beginning January 1 and ending December 31.
Code – The Internal Revenue Code of 1986, as amended.
Contingent Annuitant – The person, if any, you select to become the Annuitant if the Annuitant dies before the Annuity Date. You may add or change the Contingent Annuitant prior to the Annuity Date provided the Contingent Annuitant is not the sole surviving Annuitant. Any Contingent Annuitant you name must be under Age 91 as of the Contract Date. If you add or change a Contingent Annuitant after the Contract is issued, any newly-named or added Contingent Annuitant must be under Age 91 at the time of such change or addition. If the Contract is owned by a Non-Natural Owner, you may not designate a Contingent Annuitant.
Contingent Beneficiary – The person, if any, you select to become the Beneficiary if the Beneficiary dies.
Contract Anniversary – The same date, in each subsequent year, as the Contract Date.
Contract Date – The date we issued this Contract, as shown in the Contract Specifications. Contract Years, Contract Anniversaries, Contract Semiannual Periods, Contract Quarters and Contract Months are measured from the Contract Date.

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Contract Value – As of the end of any Business Day, the Contract Value is equal to the Variable Account Value.
General Account – The General Account consists of our assets, other than those assets allocated to Separate Account A or to any of our other separate accounts.
Investment Option – A Variable Account offered under the Contract.
Non-Natural Owner – A corporation or other entity that is not a (natural) person.
Non-Qualified Contract – A Contract other than a Qualified Contract.
Notice Date – The day on which we receive, in a form satisfactory to us, proof of death and instructions satisfactory to us regarding payment of death benefit proceeds.
Owner – The person(s) who has (have) all rights under this Contract. If the Contract names two Owners, Owner means both Owners (“Joint Owners”). Any named Owner must be under Age 91 as of the Contract Date. If the Contract allows you to change or add Owners after the Contract is issued, any newly-named or added Owners, including Joint Owners, must be under Age 91 at the time of such change or addition.
Primary Annuitant – The individual that is named in the Contract, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.
Purchase Payment – An amount paid to us, by or on behalf of an Owner, as consideration for the benefits provided under this Contract.
Qualified Contract – A Contract that qualifies under the Code as an individual retirement annuity (“IRA”) or a Contract purchased under a Qualified Plan that qualifies for special tax treatment under the Code.
Qualified Plan – A retirement plan that receives favorable tax treatment under Section 401, 408, 408A or 457 of the Code.
Quarterly Contract Anniversary – Every three month anniversary of the Contract Date.
SEC – Securities and Exchange Commission.
Separate Account or Separate Account A – The Company’s Separate Account, registered as a unit investment trust under the Investment Company Act of 1940, as amended (“1940 Act”).
Service Center – Our mailing address shown in the Contract Specifications. We will notify you of any change in our mailing address.
Subaccount – An investment division of the Separate Account. Each Subaccount, (a “Variable Investment Option” or “Variable Account”) invests its assets in a separate series or class of shares of a designated investment company.

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Subaccount Unit – Subaccount Units are used to measure the Variable Account Value in that Subaccount.
Unit Value – The value of a Subaccount Unit (“Subaccount Unit Value”). The Unit Value of any Subaccount is subject to change on any Business Day. The fluctuations in value reflect investment results and daily deductions for the mortality and expense risk charge and administrative fee. The Unit Value of a Subaccount Unit is determined each Business Day.
Variable Account (“Variable Investment Option”) – A Subaccount of the Separate Account or any separate account of ours which is available under the Contract in which the assets of the Company are segregated from the assets in our General Account and from the assets in our other separate accounts.
Variable Account Value (“Subaccount Value”) – The aggregate amount of the Contract Value allocated to the Variable Accounts.
You and Your – The person or persons named as Owner(s) in the Contract Specifications. If there are Joint Owners, you and your mean both Joint Owners.

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GENERAL PROVISIONS
Report to Owner(s) – At least once per year prior to the Annuity Date, we will provide you with a report that will show the beginning and ending dates of the current report period, the Contract Value at the beginning and end of the report period, the transactions (i.e., Purchase Payments received, transfers, withdrawals, and/or charges and/or fees incurred since the last report), and any other information that may be required. After the Annuity Date, we will provide you with any information that may be required. Additional status reports are available upon request.
Payments, Instructions and Requests – Unless this Contract provides otherwise, all Purchase Payments, instructions and requests must be received in a form satisfactory to us at our Service Center. Any subsequent Purchase Payments, transfers or withdrawals received by us on any Business Day usually will be processed the same Business Day, unless the transaction or event is scheduled to occur on another day.
Generally, all other instructions and requests normally will be effective as of the end of the Business Day following the day such instructions and requests are received, in a form satisfactory to us, unless the transaction or event is scheduled to occur on another day. We may reasonably require that you provide signature guarantees or other safeguards for any instruction, request or other document you may send to our Service Center. You acknowledge and agree that we will not be liable for any loss, liability, cost or expense of any kind or character for acting on instructions or requests submitted to us that we reasonably believe to be genuine.
Entire Contract – This Contract, the attached application, any subsequent applications to change this contract, and any attached riders and endorsements, constitute the entire Contract, and supersede any and all prior agreements, whether oral or written, about the terms of this Contract and the application. All statements made in the application are representations and not warranties.
Contract Modifications – Modifications to this Contract or any waiver of our rights or requirements under this Contract can only be made if in writing by an authorized officer of the Company. This Contract is intended to qualify as an annuity contract for federal income tax purposes. In addition, if this Contract is a Qualified Contract, this Contract is intended to qualify as part of a Qualified Plan. To that end, the provisions of this Contract are to be interpreted and administered to ensure or maintain such tax qualification, notwithstanding any other provisions to the contrary. We reserve the right to amend this Contract without the Owner’s consent to reflect any clarifications that may be needed or are appropriate to maintain its tax qualification or to conform this Contract to any applicable changes in the tax qualification requirements.
Basis of Values – A detailed statement showing how values are determined has been filed with the state insurance departments. All values and reserves are at least equal to those required by the laws of the state in which this Contract is delivered.
Minimum Benefits – The paid-up annuity benefits, cash surrender benefits, and death benefits provided under the contract are not less than those required by New York. Such benefits may be altered by additional amounts credited, increases and/or decreases in the investment performance of the Variable Investment Options, loans and loan repayments, or withdrawals as described in the applicable sections of this Contract.
Claims of Creditors – The Contract Value and other benefits under this Contract are exempt from the claims of creditors to the extent permitted by law.
Removal of Beneficiary or Contingent Annuitant – You may remove a Beneficiary or Contingent Annuitant from this Contract by providing written instructions satisfactory to us to our Service Center.
Ownership – This Contract belongs to the Owner. The Owner is entitled to exercise all rights available under this Contract. If this Contract names two Owners, both Owners must join in any request to exercise these rights. The Owner may exercise these rights without the consent of the Beneficiary or any other person, except as otherwise required by law. If your Contract is Non-Qualified, you may change Contract ownership at any time while the Annuitant is living and prior to your Annuity Date. Any change in Owner will be effective on the date such change is signed, unless otherwise specified by the Owner, subject to

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any payments made or actions taken by us prior to our receipt of the notice.
Assignment – If your contract is a Non-Qualified Contract, you may assign all rights and benefits under this Contract. The assignment must be in writing in a form satisfactory to us and received at our Service Center. Unless otherwise specified by the Owner, the assignment is effective on the date the notice of assignment is signed, subject to any payments made or actions taken by us prior to our receipt of the notice. We are not responsible for the validity of any assignment. If the Contract has been absolutely assigned, the assignee becomes the Owner. You should consult with your tax adviser to determine the tax consequences of an assignment before taking any action.
Delay of Payments – Generally, we will pay any amounts due from the Contract within seven (7) days after our receipt of the request, in a form satisfactory to us. Payments or transfers to or from a Variable Account may be delayed after our receipt of the request under certain circumstances. These include:
•	a closing of the New York Stock Exchange other than on a regular holiday or weekend;
•	a trading restriction by the SEC; or
•	an emergency declared by the SEC.
We may delay payments or transfers from our General Account for up to six (6) months after the requested effective date of the transaction. If payment is delayed, we will credit the delayed amount with any interest at the current interest rate payable on the interest only settlement option.
If you make any Purchase Payment by check, other than a cashier’s check, we may delay making payments to you until your check has cleared.
Incontestability – After this Contract has been issued, we will not contest the validity of this Contract.
Misstatement of Age and/or Sex – We may require proof of the Annuitant’s or Owner’s Age and/or sex before any payments associated with the death benefit proceeds are made. If the Age and/or sex of the Annuitant or Owner is incorrectly stated, we will base any such payment associated with the death benefit proceeds on the Annuitant’s or Owner’s correct Age and/or sex.
We may require proof of the Annuitant’s Age and/or sex before starting annuity payments. If the Age and/or sex (or both) of the Annuitant is incorrectly stated, we will correct the amount payable, based upon the Annuitant’s correct Age and/or sex, if applicable. If we make the correction after annuity payments have started and we have made overpayments, we will deduct the amount of the overpayment, with interest as shown in the Contract Specifications, from any payments due then or later. If we have made underpayments, we will add the amount, with interest as shown in the Contract Specifications, of the underpayments to the next payment we make after we receive proof of the correct Age and/or sex.
Proof of Life or Death – Before we make a payment, we have the right to require proof of the life or death of any person on whose life or death determines whether, to whom, or how much we must pay any benefits under this Contract.
Withholding Taxes – We reserve the right to withhold from all payments made or deemed made under this Contract, any taxes required to be withheld by applicable federal or state law, unless the Owner or payee elects otherwise pursuant to applicable withholding rules.
Non-Participating – This Contract is classified as a non-participating contract. It does not participate in our profits or surplus, and therefore no dividends are payable.

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PURCHASE PAYMENTS
Initial Purchase Payment – This Contract will not be in force until we receive at our Service Center the initial Purchase Payment and completed application in satisfactory form. The initial Purchase Payment is shown in the Contract Specifications.
Additional Purchase Payments – You may make additional Purchase Payments at any time before the Annuity Date, while the Annuitant is living and this Contract is in force. Each additional Purchase Payment must be at least $250 for Non-Qualified Contracts and $50 for Qualified Contracts. We may limit the amount of any single Purchase Payment. A single Purchase Payment or the aggregate of all Purchase Payments may not exceed the Maximum Purchase Payment amount shown in the Contract Specifications without our approval.
Purchase Payments are payable in U.S. dollars at our Service Center. Checks should be made payable to Pacific Life & Annuity Company. If you make Purchase Payments by check other than a cashier’s check, withdrawal payments and any refund under the Right to Cancel provision may be delayed until your check has cleared.
Purchase Payment Allocation – Prior to the Annuity Date, you may allocate all or part of your Purchase Payments to one or more of the Investment Options available under this Contract. The Investment Options available on the Contract Date are shown in the Contract Specifications.
You may change the Purchase Payment allocation by providing us with instructions in a form satisfactory to us. We will allocate any Purchase Payment according to your most recent allocation instructions. We may reject any instruction or Purchase Payment if your instructions are not clear and we cannot determine your allocation instructions.
Allocations During the Right to Cancel Period – We will allocate the initial Purchase Payment in accordance with your most recent allocation instructions.
Minimum Investment Option Value – We reserve the right to require that, as a result of any allocation to an Investment Option, any transfer, or any withdrawal, the remaining Account Value in any Investment Option must be at least $500.
We also reserve the right to transfer any remaining Account Value that does not meet such minimum amount to your other Investment Options on a pro rata basis relative to your most recent allocation instructions for those Investment Options.

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VARIABLE INVESTMENT OPTIONS
Variable Investment Options – The Variable Investment Options consist of Subaccounts of the Separate Account. The available Subaccounts as of the Contract Date are shown in the Contract Specifications.
Separate Account – We established the Separate Account under the laws of the state of California. The Separate Account is maintained under the laws of our state of domicile. Any income, gains or losses (whether or not realized) from the assets of each Variable Account are credited or charged against such Variable Account without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this Contract and other variable annuity contracts. Assets may be put in our Separate Account for other purposes, but not to support contracts other than variable annuity contracts. The assets of our Separate Account are our property. The portion of the Separate Account assets equal to the reserves and other Contract liabilities with respect to each Variable Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a separate account in excess of the reserves and other liabilities with respect to its Variable Accounts to another separate account or to our General Account. We will not transfer any investment, or asset held for investment, between Separate Accounts or between Separate and other accounts unless approved by the New York Insurance Department. All obligations arising under the Contract are our general corporate obligations. We do not hold ourselves out to be trustees of the Separate Account assets.
We reserve the right, subject to compliance with the law then in effect, and after any required regulatory approval, to:
•	cease offering any Subaccount;
•	add or change designated investment companies or their portfolios, or other investment vehicles;
•	add, delete or make substitutions for the securities and other assets that are held or purchased by the Separate Account or any Variable Account;
•	permit conversion or exchanges between portfolios and/or classes of contracts on the basis of Owners’ requests;
•	add, remove or combine Variable Accounts;
•	combine the assets of any Variable Account with any of our other Separate Accounts or of any of our affiliates;
•	register or deregister Separate Account A or any Variable Account under the 1940 Act;
•	operate any Variable Account as a managed investment company under the 1940 Act, or any other form permitted by law;
•	run any Variable Account under the direction of a committee, board, or other group;
•	restrict or eliminate any voting rights of Owners with respect to any Variable Account or other persons who have voting rights as to any Variable Account;
•	make any changes required by the 1940 Act or other federal securities laws;
•	make any changes necessary to maintain the status of the Contracts as annuities under the Code;
•	make other changes required under federal or state law relating to annuities;
•	suspend or discontinue sale of the Contracts; and
•	comply with applicable law.
If any of these changes result in a material change in the underlying investments of a Variable Account, we will notify you of such change.
We will not change the investment policy of the Separate Account without following the filing and other procedures of the insurance supervisory official of our state of domicile and the filing and other procedures established by insurance regulators of the state of delivery. Unless required by law or regulation, an investment policy may not be changed without our consent.
From time to time we may make other Investment Options available to you. Any new Investment Option may invest in portfolios of the designated investment company, other designated investment companies or their portfolios, or in other investment vehicles. New Investment Options will be made available to existing Owners at our discretion. We will provide you with written notice of all material details, including investment objectives and charges. ~~We will comply with the filing procedures established by the IIPRC.~~

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CONTRACT VALUES
Contract Value – The Contract Value on any Business Day is equal to the Variable Account Value.
We generally determine values on each day that the New York Stock Exchange is open, provided our administrative offices are also open on that day.
Variable Account Value – The Variable Account Value on any Business Day is the sum of the Subaccount Values on that day.
Subaccount Value – Each Subaccount Value on any Business Day is equal to the number of Subaccount Units in that Subaccount multiplied by the Unit Value of the Subaccount on that day.
We credit the Subaccount with Subaccount Units as a result of any:
•	Purchase Payments received by us, reduced by any applicable premium taxes and/or other taxes, allocated to that Subaccount;
•	transfers to that Subaccount; and
•	additional amounts allocated to that Subaccount.
We debit the Subaccount with Subaccount Units as a result of any:
•	transfers from that Subaccount;
•	withdrawals;
•	amounts applied to provide for annuity payments;
•	annual charges for expenses relating to optional benefit riders attached to the Contract; and
•	charges for premium taxes and/or other taxes.
The number of Subaccount Units we credit to, or debit from, a Subaccount in connection with a transaction is equal to the amount of the transaction applicable to that Subaccount divided by that Subaccount’s Unit Value at the end of the valuation period that includes that day. The number of Subaccount Units in a Subaccount will change only if we credit or debit Subaccount Units for the transactions specified above. The number of Subaccount Units will not change because of subsequent changes in the Subaccount Unit Value.
Subaccount Unit Value — The initial Unit Value of each Subaccount was $10 on the Business Day the Subaccount began operations. At the end of each subsequent Business Day, the Unit Value for each Subaccount is equal to (Y) times (Z), where:
(Y)	is the Unit Value for that Subaccount as of the end of the prior Business Day; and
(Z)	is the Net Investment Factor for that Subaccount for the period (a “valuation period”) between the prior Business Day and that Business Day.

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Net Investment Factor – Each Subaccount’s Net Investment Factor for any valuation period is equal to (A / B) – C, where:
(A)	equals:
(a)	the net asset value per share of the corresponding portfolio shares held by the Subaccount as of the end of that valuation period; plus
(b)	the per share amount of any dividend or capital gain distributions made during that valuation period on the portfolio shares held by the Subaccount; plus or minus
(c)
any per share charge or credit for any income taxes, other taxes, or amounts set aside during that valuation period as a reserve for any income and/or any other taxes for which we determine to have resulted from the operations of the Subaccount or Contract, and/or any taxes attributable, directly or indirectly, to Purchase Payments;

(B)	is the net asset value per share of the portfolio shares held by the Subaccount as of the end of the prior valuation period; and
(C)	is a factor that we assess against the Subaccount’s net assets for each calendar day in the valuation period for the mortality and expense risk charge plus the administrative fee.

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CHARGES, FEES AND DEDUCTIONS
Administrative Fee – We charge an administrative fee against the assets held in the Variable Investment Option(s). This fee is assessed daily at the annual rate which is shown in the Contract Specifications. This fee is guaranteed not to increase.
Mortality and Expense Risk Charge (“Risk Charge”) – We impose a Risk Charge against the assets held in the Variable Investment Option(s). This charge is assessed daily at the annual rate which is shown in the Contract Specifications. The Risk Charge compensates us for the risks we assume that mortality and expenses will vary from those we assumed. This charge is guaranteed not to increase.
Premium Taxes – From the Contract Value, we will deduct a charge for any taxes we pay that are attributable to Purchase Payments or withdrawals. Such taxes may include, but are not limited to: any federal, state or local premium or retaliatory taxes; and any federal, state or local income, excise, business or any other type of tax (or component thereof), measured by or based upon, directly or indirectly, the amount of Purchase Payments we receive from you. We will normally deduct this charge upon annuitization. However, we may impose this charge on any withdrawal, at the time any death benefit is paid, when the taxes are incurred or when we pay the taxes. We will base this charge on the Contract Value, the amount of the transaction, the aggregate amount of Purchase Payments we receive under the Contract; or any other amount that, in our sole discretion, we deem appropriately reimburses us for premium taxes paid on this Contract.
Other Taxes – We reserve the right to charge the Separate Account and/or deduct from the Contract Value a charge for any federal, state or local taxes we pay that are or become attributable to the Separate Account or Contract, including, but not limited to, income taxes attributable to our operation of the Separate Account or to our operations with respect to the Contract, or taxes attributable, directly or indirectly, to Purchase Payments or payments we make under this Contract.

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TRANSFER PROVISIONS
Transfers – You may, on or before the Annuity Date and subject to the requirements, limitations and restrictions described in this section, transfer all or part of the Contract Value, in any Investment Option among other Investment Options, while the Annuitant is living and the Contract is in force.
Your transfer request must specify:
(a)
the Investment Option (the “source account”) from which the transfer is to be made. You may choose one or more Investment Options as your source account(s). Your source account may not also be a target account;

(b)
the amount of the transfer. The amount of the transfer may be specified as a dollar amount or a percentage of the source Account Value. If you select more than one source account, the amount of the transfer from each source account must be at least the lesser of either $250 or the full source Account Value; and

(c)
the Investment Option (the “target account”) to receive the transferred amount. You may choose one or more Investment Options as your target account(s). If you select more than one target account, your request must specify how the transferred amounts are to be allocated among the target accounts. Your source account may not also be a target account.

Transfers among Investment Options will normally be effective as of the end of the Business Day the transfer request, in a form satisfactory to us, is received at our Service Center.
Transfer Limitations and Restrictions – The following limitations and restrictions apply to transfers among Investment Options:
(a)	Transfers are allowed thirty (30) days after the Contract Date.
(b)
Transfers are limited to twenty-five (25) transfers during each Calendar Year and only two (2) per month, into or out, that affect any international Investment Options. For the purpose of applying this limitation, transfers that occur on the same day are considered one transfer and transfers that occur as a result of any systematic transfer option are excluded from the maximum twenty-five (25) transfers per Calendar Year limitation.

(c)
Transfers to or from an Investment Option cannot be made until the eighth (8th) calendar day (provided that day is a Business Day) from the last day of the most recent transfer to or from that Investment Option. The day of the most recent transfer is considered as the first (1st) calendar day for purposes of meeting this requirement. Transfers that occur as a result of any systematic transfer option are excluded from this requirement.

(d)
If a transfer reduces the remaining Account Value in any Investment Option immediately after such transfer to an amount less than $500, we reserve the right to transfer such remaining Account Value to your other Investment Options on a pro rata basis relative to your most recent allocation instructions.

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(e)
We further reserve the right to restrict, in our sole discretion and without prior notice, transfers initiated by a market timing organization or individual or other party authorized to give transfer instructions on behalf of multiple Contract Owners. Such restrictions could include:

(i)	not accepting transfer instructions from an individual or entity acting on behalf of more than one Contract Owner; and
(ii)	not accepting preauthorized transfer forms from market timers or other entities acting on behalf of more than one Contract Owner at a time.
(f)
We further reserve the right to modify the limits described in subparagraphs (a) through (e) above or to impose, without prior notice, other limitations and restrictions on transfers or exchanges that we determine, in our sole discretion, will disadvantage or potentially hurt the rights or interests of other Contract Owners or to comply with any applicable federal laws, or any other applicable rules and regulations.

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WITHDRAWAL PROVISIONS
Withdrawals – You may, on or before the Annuity Date and subject to the requirements, limitations and restrictions described in this section, withdraw all or a portion of the amount available under this Contract, while the Annuitant is living and the Contract is in force. However, no withdrawals are allowed within thirty (30) days of the Contract Date.
You may specify that the withdrawal be taken from a specific Investment Option(s) or pro rata from all Investment Options. If your request does not specify the Investment Option(s) from which the withdrawal is to be made, the withdrawal will be taken pro rata from all Investment Options relative to the Account Value in each option.
Withdrawals will normally be effective as of the end of the Business Day the withdrawal request, in a form satisfactory to us, is received at our Service Center.
Minimum Withdrawal Amount – The minimum amount that may be withdrawn is as follows:
•	$500 for each unscheduled Withdrawal
•	$250 for each systematic Withdrawal
•	$100 for each systematic Withdrawal paid by electronic funds transfer (EFT)
If the withdrawal reduces the Account Value in any Investment Option to an amount less than $500, we reserve the right to transfer such remaining Account Value to your other Investment Options on a pro rata basis relative to your most recent allocation instructions.
If the withdrawal reduces the Contract Value to an amount less than $1,000, we may terminate this Contract and pay you the withdrawal proceeds (see Full Withdrawal provision). We will not terminate the Contract if you own an optional Guaranteed Minimum Withdrawal Benefit (GMWB) rider and a withdrawal reduces the Contract Value to an amount less than $1,000. Payment of the withdrawal proceeds will end this Contract and we will have no further obligations under the Contract.
Full Withdrawal – You may, on or before the Annuity Date, make a full withdrawal under this Contract for its withdrawal proceeds, while the Annuitant is living and the Contract is in force. We may require the return of this Contract or a signed Lost Contract Affidavit with your request. A full withdrawal will terminate the Contract. Your request for a full withdrawal will normally be effective as of the end of the Business Day such request, in a form satisfactory to us, is received at our Service Center. Payment of the withdrawal proceeds will end this Contract and we will have no further obligations under the Contract.
Amount Available for Withdrawal – The amount available for withdrawal is the Contract Value as of the end of the Business Day on which the withdrawal request is effective, less any:
•	charges for expenses relating to optional riders attached to the Contract; and
•	charges for premium taxes and/or other taxes.
The amount we send you (the “withdrawal proceeds”) will also reflect any required or requested federal and/or state income tax withholding.

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DEATH BENEFIT PROVISIONS
Death Benefit – A death benefit will be payable only if the sole surviving Annuitant or any Owner dies before the Annuity Date and while this Contract is in force.
The proceeds of any death benefit will be payable upon receipt of, in a form satisfactory to us, proof of death and instructions regarding payment of the death benefit proceeds (the “Notice Date”). Such proceeds will equal the Death Benefit Amount reduced by any charges for premium taxes and/or other taxes, if proceeds are used to purchase an Annuity Option from us.
These proceeds may be payable in a lump sum, as periodic payments under an Annuity Option available under this Contract, towards the purchase of any other Annuity Option we then offer, or in accordance with the Code (see Death of Owner Distribution Rules).
If there are multiple Beneficiaries, the Death Benefit Amount will be calculated when we first receive proof of death and instructions, in proper form, from any Beneficiary. Any Death Benefit Amount still remaining to be paid to any other Beneficiary will fluctuate with the performance of the underlying Investment Options.
Death Benefit Amount – The Death Benefit Amount as of any Business Day prior to the Annuity Date is equal to the Contract Value as of that day.
Death of Annuitant – If the Annuitant dies before the Owner and before the Annuity Date, the death benefit proceeds will be equal to the Death Benefit Amount as of the Notice Date. Unless there is a surviving Joint Annuitant or Contingent Annuitant, we will pay the death benefit proceeds to the first person among the following who is (1) living; or (2) an entity entitled to receive the death benefit proceeds; following the death of the sole surviving Annuitant:
(a)	the Owner;
(b)	the Joint Owner;
(c)	the Beneficiary; or
(d)	the Contingent Beneficiary.
If none are living (or if there is no entity entitled to receive the death benefit proceeds), we will pay the death benefit proceeds to the Owner’s estate.
If an Annuitant dies and there is a surviving Joint Annuitant, the surviving Joint Annuitant becomes the Annuitant. If there is no surviving Joint Annuitant and there is a Contingent Annuitant, the Contingent Annuitant becomes the Annuitant. No death benefit will be paid, except as otherwise provided under the Death Benefit provision.
If you are the Annuitant and you die, we will determine the amount of any death benefit and to whom it will be paid under this Death of Annuitant provision. If the Contract is issued as a Non-Qualified Contract, we will distribute any death benefit proceeds under the Death of Owner Distribution Rules provision.

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Death of Owner – If the Owner dies before the sole surviving Annuitant and before the Annuity Date, the death benefit proceeds will be equal to the Death Benefit Amount as of the Notice Date.
If the Owner dies before the sole surviving Annuitant and before the Annuity Date, we will pay the death benefit proceeds to the first among the following who is (1) living; or (2) an entity entitled to receive the death benefit proceeds:
(a)	the Joint Owner;
(b)	the Beneficiary; or
(c)	the Contingent Beneficiary.
If none are living (or if there is no entity entitled to receive the death benefit proceeds), we will pay the death benefit proceeds to your estate.
If you are a Non-Natural Owner of a Contract other than a Contract issued under a Qualified Plan as defined in Section 401 of the Code, the Primary Annuitant will be treated as the Owner of the Contract for purposes of the Death of Owner Distribution Rules.
Death of Owner Distribution Rules – The following rules will determine when a distribution must be made under this Contract. These rules do not affect our determination of the amount of death benefit proceeds payable or distribution proceeds. If there is more than one Owner, these rules apply on the date on which the first of these Joint Owners die.
If the Owner dies before the Annuity Date, the designated recipient of the death benefit proceeds may elect to receive the death benefit proceeds:
•	in a lump sum payment;
•	within five (5) years following the Owner’s death; or
•	in the form of an annuity for life or over a period that does not exceed the life expectancy of the designated recipient, with annuity payments that start within one (1) year after the Owner’s death.
Unless otherwise required by law, an election to receive an annuity (in lieu of a lump sum payment) must be made within such time frames as we may prescribe from time to time, but in no event more than one year, or the lump sum payment option will be deemed elected. We will consider that deemed election as our receipt of instructions regarding payment of the death benefit proceeds.
The Owner may designate that the Beneficiary is to receive the death benefit proceeds either through an annuity for life or over a period that does not exceed the life expectancy of the Beneficiary. Such designation must be made in writing in a form acceptable to us, and may only be revoked by the Owner in writing in a form acceptable to us. Upon death of the Owner, the Beneficiary cannot revoke or modify any designation made by the Owner on how the death benefit proceeds are to be paid.
If the spouse of the deceased Owner is the sole surviving Beneficiary, or is the sole surviving Joint Owner, and has an unrestricted right to receive the death benefit proceeds in a lump sum, the spouse may continue this Contract as Owner rather than receive the death benefit proceeds, provided that we receive instructions to continue the Contract within such time frames as we may prescribe from time to time, but in no event more than one year.

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If the Owner dies on or after the Annuity Date, but payments have not yet been completed, then distributions of the remaining amounts payable under this Contract must be made at least as rapidly as the rate that was being used at the date of the Owner’s death. All of the Owner’s rights granted by the Contract will be assumed by the first among the following who is (1) living; or (2) an entity entitled to assume the Owner’s rights granted by the contract:
(a)	the Joint Owner;
(b)	the Beneficiary; or
(c)	the Contingent Beneficiary.
If none are living (or if there is no entity entitled to assume the Owner’s rights granted by the Contract), all of the Owner’s rights granted by the Contract will be assumed by the Owner’s estate.
In any event, the death benefit proceeds will be paid in accordance with Section 72(s) of the Code.
These Death of Owner Distribution Rules do not apply to Qualified Contracts issued under Qualified Plans as defined in Section 401, 408 or 408A of the Code or to an annuity that is a qualified funding asset as defined in Code Section 130(d) (but without regard to whether there is a qualified assignment).

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BENEFICIARY PROVISIONS
Designation of Beneficiary – The Beneficiary is the person you name who may receive any death benefit proceeds, or any remaining annuity payments after the Annuity Date, if the Annuitant or Owner dies. The Owner can name more than one Beneficiary. Multiple Beneficiaries will share the death benefit proceeds (or any remaining annuity payments) equally, unless otherwise specified. If any Beneficiary predeceases the Annuitant or Owner, that Beneficiary’s interest will go to any other Beneficiaries named, according to their respective interests, unless otherwise specified. If you leave no surviving Beneficiary, your estate may receive the death benefit proceeds.
If the Beneficiary is a trustee, we will neither be responsible for verifying a trustee’s right to receive any death benefit proceeds, nor for how the trustee disposes of any death benefit proceeds. If before payment of any death benefit proceeds, we receive proper notice that the trust has been revoked or is not in effect, then any death benefit proceeds payable will be paid to the Contingent Beneficiary, if living; if not to the Owner’s estate.
Adding or Changing Your Beneficiary – You may add, change, or remove any Beneficiary, subject to the terms of any assignment, at any time prior to the death of the Annuitant or Owner, by providing us with a request in a form satisfactory to us. Qualified Contracts may have additional restrictions on naming and changing Beneficiaries. Any change or addition will take effect on the date the notice of change is signed by the Owner, subject to any payments made or actions taken by us prior to receipt of the notice.

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ANNUITY PROVISIONS
Choice of Annuity Date – Unless otherwise changed as provided below, the Annuity Date is shown in the Contract Specifications. We assigned the Annuity Date based on the Contract type chosen and the Annuitant’s Age shown in the application for this Contract. If there are Joint Annuitants, the Annuity Date was based on the younger Annuitant’s birthday.
The Annuity Date may be changed by providing proper notice to us at least ten (10) Business Days prior to the current Annuity Date or new Annuity Date, whichever is earlier, subject to any applicable federal law or the Code.
The new Annuity Date may not be earlier than the first Contract Anniversary and must occur on or before the day the Annuitant reaches his or her 95th birthday, or earlier, as required by any applicable federal law or the Code. If there are Joint Annuitants, the Annuity Date will be based on the younger Annuitant’s birthday. You may be subject to additional restrictions under your Qualified Plan. You should consult with your Qualified Plan administrator before you elect an Annuity Date.
Default Annuity Option – If you have a Non-Qualified Contract and you do not choose an Annuity Date when you submit your application, your Annuity Date will be your Annuitant’s 95th birthday or your younger Joint Annuitant’s 95th birthday, whichever applies. If you have a Qualified Contract and you do not choose an Annuity Date when you submit your application, your Annuity Date will be your Annuitant’s 95th birthday. However, some states’ laws or federal laws may require a different Annuity Date. Certain Qualified Contracts may require distributions to occur at an earlier age.
If you have not specified an Annuity Option or do not instruct us otherwise, at your Annuity Date your Contract Value, less charges for premium taxes and/or other taxes, will be converted (if this amount is at least $10,000) to a fixed annuity payout option on the Annuity Date.
Additionally:
•	If you have a Non-Qualified Contract, your default Annuity Option will be Life with a ten year Period Certain; or

•
If you have a Qualified Contract, your default Annuity Option will be Life with five year Period Certain, or a shorter period certain as may be required by federal regulation. If you are married, different requirements may apply. Please contact your plan administrator for further information, if applicable.

•	If the amount is less than $10,000, the entire amount will be distributed in one lump sum.
Application of Contract Value – Prior to the Annuity Date, you may elect to convert all or part of the Contract Value less any charge for premium taxes and/or other taxes, to any currently offered Annuity Option. The aggregate amount you convert must be at least $10,000; otherwise, we reserve the right to terminate this Contract and pay a single amount equal to the withdrawal proceeds as determined under the Full Withdrawal provision. You may elect to have annuity payments made monthly, quarterly, semiannually, or annually. Regardless of the frequency of payments, the minimum annuity payment that you may elect to receive is $250. We reserve the right to reduce the frequency of payments or the period certain if the initial annuity payment is less than $250. We reserve the right to pay the amount in a lump sum withdrawal if no annuity benefit equals or exceeds the minimum annuity payment.
Subject to the Withdrawal Provisions, you may also elect a full withdrawal in lieu of annuity payments under an Annuity Option.

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If you convert only a portion of the Contract Value on the Annuity Date, you may, at that time, elect not to have the remainder of the Contract Value distributed, but instead to continue the Contract with that remaining Contract Value. This option may or may not be available, or may be available only for certain types of Contracts. If this option is available and you elect it, you would choose a second Annuity Date for such Contract Value. All references in this Contract to the Annuity Start Date (or Annuity Date) would, with regard to such Contract Value, be deemed to refer to that second Annuity Date. The second Annuity Date may not be after the Annuitant’s 95th birthday. You should consult with your tax adviser for more information if you desire this option.
Your Selections – Prior to the Annuity Date, you may make two selections about the annuity payments. First, you may choose the form of annuity payments (Annuity Option). Second, you may choose to have annuity payments made monthly, quarterly, semiannually, or annually.
The first annuity payment will be sent on the day following the Annuity Date and must be at least $250. We may reduce the payment frequency if the first annuity payment is less than $250. If you elect annuity payments for a Period Certain Only, we also reserve the right to reduce the Period Certain to meet the $250 minimum first payment.
Once annuity payments begin, no changes can be made to either the Annuity Option or the basis on which such payments are made, no additional purchase payments will be accepted and no withdrawals will be allowed.
Fixed Annuities – You will receive a fixed annuity (with fixed-dollar payments). We will apply the amount you convert to a fixed annuity, based on the Contract Value on the Annuity Date. Any amount you convert to a fixed annuity will be held in our General Account.
Each periodic payment under the fixed annuity will be equal to the amount of the first fixed annuity payment (unless you elect a joint and survivor life annuity with reduced survivor payments).
Amount of Payments – The first annuity payment amount depends on the Annuity Option and payment frequency. If you do not choose the Period Certain Only Option, the amount will depend on the Age of the Annuitant(s), the Annuity Date, and the sex of the Annuitant(s), unless unisex factors apply.
Fixed Annuity Payments – The minimum guaranteed income purchased per $1,000 of the net amount applied to a fixed annuity is based on an annual interest rate shown in the Contract Specifications and the 2000 Individual Annuity Mortality Table with the ages set back ten (10) years.
Conversion to Current Rates – Annuity payments will be based on the greater of:
•	our current income factors in effect for this Contract on the Annuity Date; or
•	our guaranteed income factors set forth in this Contract.
The dollar amount of any payments after the first annuity payment is specified during the annuity payment period according to the provisions of the elected Annuity Option.
Periodic Payments – The first payment under the Annuity Options will be determined on the Annuity Date and will be made on the day following the Annuity Date.
For a Beneficiary entitled to a death benefit due to the death of any Owner or the sole surviving Annuitant, the first payment will be made on the first day of the calendar month, or earlier at our option, next following the day we receive due proof of the death and instructions regarding payment, (called the “Payment Start Date”), and such other documentation as we may require. Subsequent payments will be determined on the day in each payment period that corresponds to the Payment Start Date and will be made on the following day.

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ANNUITY OPTIONS
The following Annuity Options are available under this Contract. Additional options may become available in the future:
Option 1 – Life Only: Periodic payments are made to the designated payee during the Annuitant’s lifetime. Payments stop when the Annuitant dies.
Option 2 – Life with Period Certain: Periodic payments are made to the designated payee during the Annuitant’s lifetime, with payments guaranteed for a specified period. You may choose to have payments guaranteed five (5) through thirty (30) years (in full years only). If the Annuitant dies before the guaranteed payments are completed, we will pay the remainder of the guaranteed payments to the first person among the following who is (1) living; or (2) an entity entitled to receive the remainder of guaranteed payments:
(a)	the Owner;
(b)	the Joint Owner;
(c)	the Beneficiary; or
(d)	the Contingent Beneficiary.
If none are living (or if there is no entity entitled to receive the remainder of the guaranteed payments), we will pay the remainder of the guaranteed payments to the Owner’s estate.
If the Annuitant dies after all of the payments under the period certain have been paid, payments will stop when the Annuitant dies.
Additionally, if payments are elected under this option, you may redeem all remaining guaranteed payments after the Annuity Date. The amount available upon such redemption would be the present value of any remaining guaranteed payments at the assumed investment return.
Option 3 – Joint and Survivor Life: Periodic payments are made to the designated payee during the lifetime of the Primary Annuitant. After the death of the Primary Annuitant, periodic payments are based on the life of the secondary Annuitant named in the election if and so long as such secondary Annuitant lives. Payments made based on the life of the secondary Annuitant may be in installments equal to 50%, 66-2/3% or 100% (as specified in the election) of the original payment amount payable during the lifetime of the Primary Annuitant. If you elect a reduced payment based on the life of the secondary Annuitant, fixed annuity payments will be equal to 50% or 66-2/3% of the original fixed payment payable during the lifetime of the Primary Annuitant.
Option 4 – Period Certain Only: Periodic payments are made to the designated payee and are guaranteed for a specified period. You may choose to have payments guaranteed ten (10) through thirty (30) years (in full years only). Additional options may become available in the future.
If the Annuitant dies before the guaranteed payments are completed, we will pay the remainder of the guaranteed payments to the first person among the following who is (1) living; or (2) an entity entitled to receive the remainder of the guaranteed payments:
(a)	the Owner;
(b)	the Joint Owner;
(c)	the Beneficiary; or
(d)	the Contingent Beneficiary.
If none are living (or if there is no entity entitled to receive the remainder of the guaranteed payments), we will pay the remainder of the guaranteed payments to the Owner’s estate.
Additionally, if payments are elected under this option, you may redeem all remaining guaranteed payments after the Annuity Date. The amount available upon such redemption would be the present value of any remaining guaranteed payments at the assumed investment return.

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ANNUITY OPTION TABLES
Applicability of Rates – For the fixed Annuity Option, the Annuity Option Tables contained in the following pages illustrate the minimum guaranteed monthly income purchased per $1,000 of the amount applied.
For some Qualified Plans and in some states, the use of sex-distinct income factors are prohibited. For those Qualified Plans, we use blended unisex income factors for life payment options for both male and female Annuitants.
Basis of Computations – The actuarial basis for the fixed Annuity Option Tables is the Annuity 2000 Mortality Table with the ages set back ten (10) years with interest at an annual rate as shown in the Contract Specifications.
Rates Not Shown – Any rates and/or ages not shown in the tables contained in this Contract will be provided by the Company upon request.
Annuity benefits will not be less than those that would have been provided by the application of an amount to purchase any single premium immediate annuity offered by us at the time annuity payments commence to the same class of annuitants.

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OPTIONS 1 AND 2
LIFE ONLY OR LIFE WITH GUARANTEED PERIOD CERTAIN OF 10 AND 20 YEARS

Fixed Annuity Rates

	Male at 1.50%			Female at 1.50%			Unisex at 1.50%

		Life with			Life with			Life with
		Guaranteed			Guaranteed			Guaranteed
	Life	Period Certain		Life	Period Certain		Life	Period Certain
Age	Only	10 Yr.	20 Yr.	Only	10 Yr.	20 Yr.	Only	10 Yr.	20 Yr.
30	2.09	2.09	2.08	2.01	2.01	2.00	2.05	2.05	2.04
35	2.20	2.20	2.19	2.10	2.10	2.10	2.15	2.15	2.15
40	2.33	2.33	2.32	2.22	2.22	2.21	2.28	2.27	2.27
45	2.49	2.49	2.47	2.36	2.36	2.35	2.43	2.42	2.41
50	2.69	2.68	2.66	2.53	2.53	2.51	2.61	2.61	2.59
55	2.94	2.93	2.88	2.74	2.73	2.71	2.84	2.83	2.80
60	3.24	3.22	3.14	3.00	2.99	2.95	3.12	3.11	3.05
65	3.63	3.60	3.45	3.34	3.32	3.24	3.49	3.46	3.35
70	4.15	4.07	3.79	3.78	3.74	3.58	3.96	3.91	3.69
75	4.85	4.69	4.14	4.37	4.28	3.96	4.61	4.49	4.05
80	5.82	5.45	4.44	5.19	5.00	4.32	5.50	5.23	4.39
85	7.15	6.32	4.65	6.39	5.91	4.60	6.76	6.12	4.63
90	9.01	7.22	4.76	8.16	6.93	4.75	8.58	7.08	4.75
95	11.61	8.00	4.81	10.79	7.86	4.80	11.20	7.93	4.80

OPTION 3 – JOINT AND 50% SURVIVOR LIFE

	Primary Annuitant
		Male Age
		60	65	70	75	80	85

		1.50%	1.50%	1.50%	1.50%	1.50%	1.50%
		Fixed	Fixed	Fixed	Fixed	Fixed	Fixed
	60	2.96	3.16	3.39	3.64	3.91	4.20
Female	65	3.03	3.27	3.54	3.84	4.16	4.49
Age	70	3.10	3.37	3.69	4.04	4.43	4.84
	75	3.15	3.46	3.82	4.24	4.72	5.23
	80	3.18	3.52	3.93	4.43	5.00	5.64
	85	3.21	3.57	4.01	4.58	5.26	6.06

	Primary Annuitant
	Unisex Age
		60	65	70	75	80	85

		1.50%	1.50%	1.50%	1.50%	1.50%	1.50%
		Fixed	Fixed	Fixed	Fixed	Fixed	Fixed
	60	2.91	3.13	3.36	3.63	3.92	4.23
Unisex	65	2.97	3.22	3.50	3.81	4.15	4.52
Age	70	3.02	3.30	3.62	3.99	4.40	4.85
	75	3.06	3.36	3.73	4.16	4.66	5.21
	80	3.08	3.41	3.81	4.30	4.89	5.58
	85	3.10	3.44	3.87	4.41	5.10	5.93

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OPTION 3 – JOINT AND 66 2/3% SURVIVOR LIFE

	Primary Annuitant
	Male Age
		60	65	70	75	80	85

		1.50%	1.50%	1.50%	1.50%	1.50%	1.50%
		Fixed	Fixed	Fixed	Fixed	Fixed	Fixed
	60	2.87	3.03	3.20	3.36	3.53	3.69
Female	65	2.97	3.17	3.38	3.59	3.80	4.00
Age	70	3.05	3.29	3.56	3.83	4.11	4.37
	75	3.11	3.40	3.72	4.07	4.44	4.80
	80	3.16	3.48	3.86	4.30	4.78	5.27
	85	3.19	3.54	3.97	4.49	5.10	5.76

OPTION 3 – JOINT AND 100% SURVIVOR LIFE

	Primary Annuitant
	Male Age
		60	65	70	75	80	85

		1.50%	1.50%	1.50%	1.50%	1.50%	1.50%
		Fixed	Fixed	Fixed	Fixed	Fixed	Fixed
	60	2.72	2.80	2.87	2.92	2.95	2.97
Female	65	2.85	2.98	3.09	3.18	3.24	3.28
Age	70	2.96	3.15	3.32	3.47	3.58	3.66
	75	3.05	3.29	3.54	3.77	3.97	4.12
	80	3.12	3.41	3.73	4.07	4.39	4.66
	85	3.17	3.50	3.89	4.33	4.80	5.25

OPTION 4 – PERIOD CERTAIN ONLY

Monthly Income

	1.50%		1.50%
Years	Fixed	Years	Fixed
10	8.96	21	4.62
11	8.21	22	4.44
12	7.58	23	4.28
13	7.05	24	4.13
14	6.59	25	3.99
15	6.20	26	3.86
16	5.85	27	3.75
17	5.55	28	3.64
18	5.27	29	3.54
19	5.03	30	3.44
20	4.81

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Pacific Life & Annuity Company ● [700 Newport Center Drive ● Newport Beach, CA 92660]
INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
Investment Experience Reflected in Benefits
Variable Accumulation Before Annuity Date
Annuities Payable in Fixed Dollar Amounts
Death Benefit Proceeds Payable Before Annuity Date
Non-Participating